                                                                    Exhibit 12.1


                          EASCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (ALL AMOUNTS EXCEPT RATIOS AARE SHOWN IN THOUSANDS)
                          FIXED CHARGE COVERAGE RATIO






                                                            Year Ended December 31,
                                              1992 (A)      1993         1994          1995            1996
                                              -------------------------------------------------------------
Income (loss) before income taxes and
extraordinary (loss) ..................     $  5,270       $11,165      $14,319      $ 20,051       ($26,481)
Add fixed charges .....................        8,116         7,326        9,313        10,889         10,339
                                            ------------------------------------------------------------------
                                            $ 13,386       $18,491      $23,632      $ 30,940       ($16,142)
                                            ------------------------------------------------------------------
Fixed Charges
-------------
Interest ..............................     $  5,350       $ 4,679      $ 7,531      $  9,044       $  8,449
Amortization of debt issuance costs ...        1,523         1,523          762           571            572
Interest factor in rents ..............        1,243         1,124        1,020         1,274          1,318
                                            ------------------------------------------------------------------
                                            $  8,116       $ 7,326      $ 9,313      $ 10,889       $ 10,339
                                            ------------------------------------------------------------------

Ratio of earnings to fixed charges ....          1.6           2.5          2.5           2.8            - -
                                            ==================================================================
Deficiency of earnings to fixed charges ..........................                                   ($26,481)
                                                                                                     =========
Rent Expense
------------
       Total ..........................        3,734         3,375        3,064         3,826          3,958
          x 1/3 .......................         33.3%         33.3%        33.3%         33.3%          33.3%
                                               ---------------------------------------------------------------
                                               1,243         1,124        1,020         1,274          1,318
                                               ===============================================================

    Notes:

    (A) The amounts shown for the year 1992 are pro forma for the May 1992 acquisition of the Company as if that transaction occurred on January 1, 1992.